EXHIBIT 99.1

PRESS STATEMENT
FOR IMMEDIATE DISTRIBUTION

March 26, 2019

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES
CASH DIVIDEND AND RICHMOND, VIRGINIA LOAN PRODUCTION OFFICE

Charlottesville, VA – Virginia National Bankshares Corporation (the “Company”) (OTCQX: VABK) announced today that on March 21, 2019, its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.30 per share to be paid on April 18, 2019 to shareholders of record as of April 4, 2019. The quarterly cash dividend represents an annual yield to shareholders of approximately 3.10% based on the closing price of the Company’s common stock on March 25, 2019.

Furthermore, the Company has hired experienced commercial lenders and business developers in the Richmond, Virginia market and plans to open a loan production office there during the second quarter of 2019.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations, including VNB Trust and Estate Services. Investment advisory and retail brokerage services are offered under the name of VNB Investment Services. Investment management services are offered through Masonry Capital Management, LLC, a registered investment adviser and wholly-owned subsidiary of the Company.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison, 434-817-8587